EXHIBIT 10.37

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

ROYALTY AGREEMENT

This Royalty Agreement (“Agreement”), effective as of the first (1st) day of October, 2008 (“Effective Date”), is by and between Celera Corporation, a Delaware corporation, having its principal office at 1401 Harbor Bay Parkway, Alameda, CA 94502 (“Celera”) and Abbott Laboratories, an Illinois corporation, having its principal office at 100 Abbott Park Road, Abbott Park, IL 60064 (“Abbott”).

Recitals

WHEREAS, Abbott and Celera (as assignee of Applera Corporation and corporate parent of Celera Diagnostics LLC) are parties to a Restated Strategic Alliance Agreement effective as of January 9, 2006 (“Alliance Agreement”) which is directed to a collaborative program for the discovery, research, development and commercialization worldwide of novel molecular in vitro diagnostic products and diagnostic testing services;

WHEREAS, pursuant to the Alliance Agreement, Abbott and its Affiliates (as defined below) distribute certain diagnostic products including products originally contributed by Celera, products originally contributed by Abbott and products developed jointly by Abbott and Celera pursuant to the Alliance Agreement;

WHEREAS, pursuant to the Alliance Agreement, Celera provided partial funding for the development of the m2000 Instrument (as defined below) and the m2000 Software (as defined below) used in conjunction with certain diagnostic products, which Abbott and its Affiliates place with customers, and Abbott provided partial funding for the development of sequencing products and instruments and other products developed by Celera pursuant to the Alliance (as defined below) which Abbott and its Affiliates place with or sell to customers;

WHEREAS, concurrently with this Agreement, Abbott Molecular Inc. (“AMI”), a wholly-owned subsidiary of Abbott, and Celera are executing a Distribution Agreement (the “Distribution Agreement”) pursuant to which Celera will manufacture and supply to AMI the Celera Products (as defined below) and under which Celera has appointed AMI as the exclusive distributor of such Celera Products; and

WHEREAS, Abbott and Celera now wish to terminate the Alliance Agreement, including all provisions of the Alliance Agreement that by their terms otherwise would survive termination for any reason, effective as of the Effective Date subject to the terms and conditions set forth in this Agreement;

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, and upon the terms and subject to the conditions set forth below, Abbott and Celera hereby agree as follows:

Article 1. DEFINITIONS

In addition to the terms defined elsewhere in this Agreement, the following words and phrases, whenever capitalized in this Agreement, will have the following meanings:

1.1	“Affiliate” means, with respect to any person or entity, any other person or entity, which controls, is controlled by or is under common control with such person or entity. For purposes of this definition, a person or entity is in “control” of an entity if it owns or controls more than fifty percent (50%) of the equity securities of the subject entity entitled to vote in the election of directors (or, in the case of an entity that is not a corporation, for the election of the corresponding managing authority), or otherwise has the power to control the management and policies of such other entity. An entity only retains the rights and is subject to the obligations of an Affiliate for so long as such entity continues to satisfy the definition in this Section 1.1.

1.2	“Agreement Instrument” means any Instrument except for existing and future systems useful in any part of in situ hybridization (including Fluorescence In Situ Hybridization), and any and all systems to the extent used in the Decentralized Market.

1.3	“Alliance” means the cooperative arrangement created by the Alliance Agreement.

1.4	“AMI Instrument” means any m2000rt Instrument or m2000sp Instrument sold, leased or placed under a RAP contract by or for AMI or its Affiliates.

1.5	“AMI Product” means any Molecular Diagnostic Product (as defined below) listed on Appendix 1.5 that: (a) is made by or for AMI or its Affiliates or acquired by AMI or its Affiliates from a source other than Celera; and (b) addresses the Product Indication using the associated Platform Technology (as hereinafter defined) listed on Appendix 1.5. AMI Products include Upgrades thereof that are first Commercialized after the Effective Date. In no event will any of the following be considered an AMI Product: (i) a Molecular Diagnostic Product to the extent Commercialized in the Decentralized Market; (ii) a Molecular Diagnostic Product Commercialized for use on a Platform Technology other than that listed on Appendix 1.5 addressing the Product Indication listed on Appendix 1.5 of such Molecular Diagnostic Product; or (iii) any existing or future diagnostic product using in situ hybridization (including Fluorescence In Situ Hybridization).

1.6	“Analyte” means an individual nucleic acid sequence which is the target of quantitative or qualitative measurement.

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[*]	Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

1.7	“Calendar Quarter” means each three (3) month period ending on March 31, June 30, September 30 and December 31 during the Term (as defined below).

1.8	“Celera Development Product” means a Celera Product under development by Celera as of the Effective Date. The Parties agree that there are [*] Celera Development Products, addressing the following Product Indications using the associated Platform Technology listed on Exhibit 1.10: [*].

1.9	“Celera Pipeline Product” means a Molecular Diagnostic Product that, as of the Effective Date, had been at least partially funded by the Parties in the Alliance, has not been developed or Commercialized by Celera or its Affiliates, and is not currently under development by Celera or its Affiliates. The Parties agree there is only one Celera Pipeline Product, which is [*].

1.10	“Celera Product” means any Molecular Diagnostic Product listed on Appendix 1.10 that: (a) is or will be manufactured by or for Celera or its Affiliates, and (b) addresses the Product Indication using the associated Platform Technology listed on Appendix 1.10. In no event will either of the following be considered a Celera Product: (a) a Molecular Diagnostic Product to the extent Commercialized in the Decentralized Market; or (b) a Molecular Diagnostic Product Commercialized for use on a Platform Technology other than that listed on Appendix 1.10 addressing the Product Indication listed on Appendix 1.10 of such Molecular Diagnostic Product. Celera Products include Upgrades thereof that are first Commercialized after the Effective Date.

1.11	“Celera Service” means diagnostic testing service Commercialized by Celera or its Affiliates that uses [*].

1.12	“CE Mark” means a symbol indicating that a product complies with the applicable European laws and/or Directives (including but not limited to the IVD Directive) and is in conformity to the legal requirements of the European Union Directives with respect to safety, health, environment, and consumer protection and can be marketed in the European Union.

1.13	“Commercialize” and cognates thereof mean the sale, transfer or promotion of a product or diagnostic testing service to a Third Party for cash or other consideration or the sale or transfer of a product to an Affiliate for use by such Affiliate in performing a diagnostic testing service.

1.14	“Combination Product” means a Molecular Diagnostic Product that, as sold, is bundled or otherwise combined with one (1) or more other diagnostic products that have independent diagnostic utility and that are not Products.

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[*]	Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

1.15	“Competing Product” means [*]. In no event will any of the following be considered a Competing Product: [*].

1.16	“Competing Service” means [*]. A Competing Service does not include [*].

1.17	“Confidential Information” means the terms of this Agreement and all other information disclosed in writing by one Party to the other pursuant to this Agreement and identified as “CONFIDENTIAL”, as well as information disclosed orally and identified as “Confidential” at the time of disclosure, but only to the extent such oral disclosure is reduced to writing, identified as “CONFIDENTIAL” and provided to the other Party within thirty (30) days after oral disclosure. Confidential Information does not include any such information which:

(a)	is known to the receiving Party before receipt thereof under this Agreement, as evidenced by the receiving Party’s written records, except that any information defined as “Confidential Information” under the Alliance Agreement will remain Confidential Information hereunder; or

(b)	is disclosed to the receiving Party without restriction by a Third Party lawfully in possession of such information and not under an obligation of nondisclosure; or

(c)	is or becomes part of the public domain through no breach of this Agreement; or

(d)	is independently developed by or for the receiving Party without reference to Confidential Information of the other Party, as evidenced by such receiving Party’s written records.

1.18	“Cumulative Past Amount” means the balance of cumulative past amounts received from the Alliance as of the Effective Date as determined pursuant to Section 9.3 of the Alliance Agreement.

1.19	“Decentralized Market” means markets for the sale and use of amplification systems and reagents with random access testing or Stat Testing (as defined below) capability developed and manufactured for use at Third Party sites; provided, an m2000rt Instrument with Stat Testing capability is specifically excluded from this definition.

1.20	“Force Majeure Event” means acts of God, fire, explosion, flood, drought, war, riot, sabotage, embargo, strikes or other labor trouble, or compliance with any law, order or regulation of any government entity, or any other circumstance outside the control of, but affecting performance of, a Party under this Agreement.

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[*]	Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

1.21	“Fully Loaded Product Cost” means, with respect to a Product, the fully-burdened costs actually and reasonably incurred by a Party to manufacture such Product, together with the packaging thereof, including the cost of materials, direct labor, quality control, and overhead (excluding royalties paid or payable to Third Parties), all as determined in accordance with such Party’s standard accounting practices for other products it manufactures.

1.22	“Fully Loaded Software Cost” means with respect to Software, the fully-burdened full-time equivalent and related expenses actually and reasonably incurred by a Party to design, validate and verify such Software for use with a Product and/or an Agreement Instrument.

1.23	“Internal Use” means use of a Molecular Diagnostic Product by or for a Party for such Party’s research, development or clinical activities that do not involve generation of revenue from use or sale of the Molecular Diagnostic Product.

1.24	“Instrument” means any hardware, Software, device, platform or any combination or component thereof, including any uniquely associated accessories and consumables, that facilitates or automates use of a Molecular Diagnostic Product.

1.25	“IVD Directive” means the In Vitro Diagnostic Directive 98-79-EC and any amendments thereto, governing in vitro diagnostic devices in the European Union.

1.26	“m2000 Instruments” means m2000rt Instruments, m2000sp Instruments and m3000sp Instruments.

1.27	“m2000rt Instrument” means the Instrument that is designated by AMI as of the Effective Date as “m2000rt” and any Similar Diagnostic Instrument (as defined below) that is distributed by AMI or its Affiliates.

1.28	“m2000sp Instrument” means the Instrument that is designated by AMI as of the Effective Date as “m2000sp” and any Similar Diagnostic Instrument that is distributed by AMI or its Affiliates.

1.29	“m2000 Platform Technology” means the real time PCR and sample preparation technology used on the m2000 Instruments.

1.30	“m2000 Product Software” means any Software that provides a specific interface between a Molecular Diagnostic Product, an m2000 Instrument and associated m2000 Software.

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[*]	Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

1.31	“m2000 Software” means the Software that implements the m2000 Platform Technology, including any upgrades or updates thereto.

1.32	“m3000sp Instrument” means the Instrument as defined in the NPCD entitled “[*]” submitted by Abbott under the Alliance to the JRB on February 6, 2006, and any Similar Diagnostic Instrument that is distributed by AMI or its Affiliates.

1.33	“Molecular Diagnostic Product” means any product intended or designed for use on an Instrument for in vitro amplification, detection, quantification, extraction or sequencing of a nucleic acid in or from a human biological sample.

1.34	“Net Sales” means:

(a)	With respect to any Molecular Diagnostic Product or Instrument sold, leased or otherwise disposed of (excluding the transfer of an Instrument for RAP) by or for a Party or its Affiliate to a Third Party, the gross amount billed to such Third Party for such Product or Instrument, less the following Subsections (i)-(v) to the extent separately identified on an invoice, credit memo or debit memo to such Third Party:

(i)	credits, allowances, and discounts actually given to such Third Party and charge backs from the account of such Third Party for spoiled, damaged, out-dated, rejected or returned Molecular Diagnostic Products or Instruments;

(ii)	actual freight, postage, transportation and insurance costs incurred in delivering Molecular Diagnostic Products or Instruments to the extent billed to such Third Party;

(iii)	reasonable and customary cash, quantity and trade discounts actually given to such Third Party;

(iv)	sales, use, value-added and other direct taxes to the extent billed to such Third Party; and

(v)	customs duties, surcharges and other governmental charges incurred in connection with the exportation or importation of such Molecular Diagnostic Products or Instruments to the extent billed to such Third Party.

(b)	With respect to a Third Party purchaser of Molecular Diagnostic Products or Instruments from a Party or an Affiliate thereof, in addition to the applicable deductions provided in Sections

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[*]	Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

1.34(a)(i)-(v) for specific sales transactions, the Party may deduct from the total amount billed to such Third Party for such Molecular Diagnostic Products or Instruments in an applicable Calendar Quarter any Rebate Amount actually paid by the Party or its Affiliates to such Third Party during the applicable Calendar Quarter.

(c)	With respect to a Combination Product, Net Sales will be the amount billed for such Combination Product to the Third Party, less: the allowances and adjustments referred to in Sections 1.34(a)(i)-(v), multiplied by the fraction A/A+B, where A is the Net Sales of the Molecular Diagnostic Product or Instrument sold separately during the royalty period in question, and B is Net Sales of the other diagnostic products or instruments in the Combination Product sold separately during the royalty period in question. If there are no sales of the Molecular Diagnostic Product or Instrument or for the other diagnostic products or instruments during the royalty period in question, then for the purposes of calculating Net Sales, the Parties will discuss in good faith the relative values of Molecular Diagnostic Product or Instrument and the other diagnostic products or instruments so as to arrive at a fair allocation for Combination Products upon which to base the Net Sales thereof.

(d)	In the event a Party or its Affiliates provides a diagnostic testing service (other than Celera Service) addressing a Product Indication listed in Appendix 1.5 or 1.10 employing a Molecular Diagnostic Product that is not purchased from the other Party, or transfers a Molecular Diagnostic Product to an end user that is the Party itself or its Affiliate or to an end user that enjoys other than an arms’-length relationship with one or more of the Party or its Affiliates, then:

(i)	Net Sales for such Molecular Diagnostic Product will equal an average of Net Sales for similar quantities of such Molecular Diagnostic Products sold to Third Parties during the twelve (12) months (or as many fewer months as such Molecular Diagnostic Products have been sold) preceding the transaction in the same geographic market.

(ii)	If information relating to the average specified in Section 1.34(c)(i) is unavailable, Net Sales for such Molecular Diagnostic Product will equal the published list price of such Molecular Diagnostic Product offered to Third Parties in such geographic market.

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[*]	Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

(e)	For purposes of this Section 1.34, “Instrument” includes uniquely associated accessories and consumables, clicks, sample preparation/extraction reagents, instrument services and any other revenue-generating products as applicable pursuant to Section 4.1(d)(i), (ii) or (iii).

1.35	“New m2000 Product” means a Molecular Diagnostic Product that: (a) is designed to be used with Platform Technology of the m2000rt Instrument; and (b) is not a Product, a Competing Product or a Celera Pipeline Product.

1.36	“New Seq Instrument” means a sequencing Instrument using capillary electrophoresis Platform Technology and associated Software with such sequencing Instrument (hereinafter “New Seq Instrument Software”), if any, that bear a CE Mark and/or are cleared or approved by the FDA as part of an IVD assay system or independently.

1.37	“New Seq Product” means a Molecular Diagnostic Product that is designed for use on a New Seq Instrument and is not a Product or Competing Product.

1.38	“New Seq Product Software” means any Software that provides a specific interface between a New Seq Product and a New Seq Instrument and associated New Seq Instrument Software, including any upgrades or updates thereto.

1.39	“Other Platform Product” means any Molecular Diagnostic Product that is not a Product and that (a) is (i) designed to detect the same Analyte as detected by any Product listed in Appendix 1.5 or 1.10, and (ii) intended to address the same Product Indication as any Product listed in Appendix 1.5 or 1.10; and (b) uses a Platform Technology different than that associated with the particular Product Indication listed in Appendix 1.5 or 1.10. In no event will any of the following be considered an Other Platform Product: (i) a Molecular Diagnostic Product to the extent Commercialized in the Decentralized Market; or (ii) any existing or future diagnostic product using in situ hybridization (including Fluorescence In Situ Hybridization).

1.40	“Other Platform Service” means a diagnostic testing service the practice of which requires use of an Other Platform Product. An Other Platform Service does not include a Celera Service, a Competing Service, or a diagnostic testing service (i) performed in the Decentralized Market; or (ii) a diagnostic testing service using in situ hybridization (including Fluorescence In Situ Hybridization).

1.41	“Party” means Abbott or Celera, and “Parties” means Abbott and Celera.

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[*]	Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

1.42	“Patent Rights” means: (a) patent applications filed in any country; (b) all patents including supplemental protection certificates that have issued or in the future issue from any of the foregoing applications in (a), including, without limitation, utility models, design patents and certificates of invention; and (c) all divisionals, continuations, continuations-in-part, reissues, re-examination certificates, renewals, extensions or additions to any such patents and patent applications in (a) and (b).

1.43	“Platform Technology” means the mode of operation of an Instrument.

1.44	“Product” means a Celera Product or an AMI Product, as the context requires and “Products” means Celera Products, AMI Products or both, as the context requires.

1.45	“Product Indication” means the clinical utility, intended use or clinical information of a particular Molecular Diagnostic Product, including, for example, the Product Indications identified in Appendices 1.5 and 1.10.

1.46	“RAP” means a program for the Commercialization of Molecular Diagnostic Products in conjunction with an Instrument whereby the price for the Molecular Diagnostic Products includes the amortization cost or leasing cost of the Instrument, the cost of servicing the Instrument and/or other items of cost recovery in connection with supply and support of the Instrument.

1.47	“Rebate Amount” means an amount of money payable by a Party or its Affiliate to a Third Party end user that (a) is conditioned on such Third Party purchasing in a defined time period from the Party or its Affiliates a specified volume of Molecular Diagnostic Products or Instruments subject to this Agreement and (b) is required by a written agreement between the Party or its Affiliate and such Third Party.

1.48	“Regulatory Approval” means the technical, medical and scientific licenses, registrations, authorizations, clearances and approvals required for marketing or use of a Molecular Diagnostic Product (including, without limitation, approvals of CE Mark, Pre-Market Approval Applications, Investigational Device Exemptions, Biologic License Applications, Investigational New Drug Applications, 510k notices, pre- and post- approvals, pricing and Third Party reimbursement approvals, and labeling approvals and any supplements and amendments to any of such approvals) of any national, supra-national (e.g., the European Commission, the Council of the European Union, or the European Agency for the Evaluation of Medicinal Products), regional, state or local regulatory agency, department, bureau, commission, council or other governmental entity, necessary for the manufacture, distribution, marketing, promotion, offer for sale, use, import, export or sale of Products in a regulatory jurisdiction.

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[*]	Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

1.49	“Service Revenue” means the gross revenue received by Celera or its Affiliates for Celera Services.

1.50	“Similar Diagnostic Instrument” means any Agreement Instrument that is developed and manufactured pursuant to quality system and good manufacturing practices regulations promulgated by FDA or comparable regulatory entities outside the United States and that differs from an m2000 Instrument only in a manner that does not constitute a significant change or modification as defined in 21 C.F.R. Section 807.81(a)(3)(i) and (ii) as in effect on the Effective Date, or (b) regardless of whether regulatory submissions would be required, differs from an m2000 Instrument (i) because of required changes or upgrades necessary to maintain manufacturability or functionality of the m2000 Instrument, or (ii) because of upgrades in Software that may expand functionality of the m2000 Instrument.

1.51	“Software” means computer programs.

1.52	“Stat Testing” means the performance of an individual diagnostic test on an Instrument without pre-scheduling use of the Instrument and which allows prioritization of the next sample.

1.53	“Technology” means conceptions, ideas, innovations, discoveries, inventions, processes, machines, biological materials, formulae, equipment, compositions of matter, improvements, enhancements, modifications, technological developments, know-how, show-how, methods, techniques, systems, designs, production systems and plans, Software, documentation, data, programs and information (irrespective of whether in human or machine-readable form) and works of authorship, whether or not patentable, copyrightable, or susceptible to any other form of legal protection.

1.54	“Term” has the meaning ascribed to it in Section 8.1.

1.55	“Territory” means the entire world.

1.56	“Third Party” means any individual, corporation, partnership, trust or other business or government organization or entity, and any other recognized organization or entity other than Abbott, AMI, Celera and their respective Affiliates.

1.57	“Upgrade” means a modified or improved Product for use on the same Platform Technology.

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[*]	Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

1.58	[*]

1.59	Additional Defined Terms. The following terms are defined in the Sections indicated:

“ABI Agreement”	Section 3.1
“Abbott Indemnified Entities”	Section 10.1
“Action”	Section 10.3
“Adopted Celera License”	Section 4.2(a)
“ADR”	Section 11.7
“Alliance Agreement”	Recital
“AMI”	Recital
“[*]”	Appendix 1.10
“[*]”	Appendix 1.10
“Celera Indemnified Entities”	Section 10.2
“Claiming Party”	Section 10.3
“Distribution Agreement”	Recital
“GAAP”	Section 4.5(a)
“[*]”	Section 1.9
“Indemnifying Party”	Section 10.3
“Liability”	Section 10.1
“New Seq Instrument Software”	Section 1.36
“Payee”	Section 4.5(a)
“Payor”	Section 4.5(a)
“Post-Distribution Agreement Period”	Section 2.2
“Tecan Agreement”	Section 3.1
“Terminated Party”	Section 8.4
“Terminating Party”	Section 8.4
“Third Party Royalties”	Section 4.2(c)

1.60	Rules of Construction. For the purposes of this Agreement:

(a)	In any provision, (i) “including” and “include” are not exclusive and are deemed to be followed by the words “without limitation”; (ii) “herein” or “hereof” refer to this Agreement; (iii) an accounting term not otherwise defined has the meaning assigned to it in accordance with accounting principles that are generally accepted in the United States of America; (iv) words in the singular include the plural and words in the plural include the singular; (v) reference to any gender includes the other gender; and (vi) any date specified for any action that is not a business day means the first business day after such date.

(b)	References to Articles and Sections without identifying a specific agreement will be deemed references to Articles and Sections of this Agreement. The captions of Articles and Sections are for convenience of reference only and will not be used in the interpretation of this Agreement.

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[*]	Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

(c)	References to this Agreement will include any amendment made to this Agreement in accordance with the terms hereof, and will include any schedules, exhibits or other materials incorporated into this Agreement.

Article 2. Competing Products; New Platform Technology

2.1 Competing Products. So long as the Distribution Agreement is in effect, and in those countries in the Territory for which AMI is the exclusive distributor of Celera Products as provided in Sections 2.1(a)(i) and (ii) of the Distribution Agreement:

(a)	Except as provided in the Distribution Agreement, Celera and its Affiliates [*]; and

(b)	Except as provided in the Distribution Agreement, Abbott and its Affiliates [*].

(c)	Other than as set forth in 2.1(a) and (b), [*].

2.2	Post-Distribution Agreement Period. After the expiration or early termination of the Distribution Agreement and during the remainder of the Term (“Post-Distribution Agreement Period”):

(a)	Celera and its Affiliates [*].

(b)	Abbott and its Affiliates [*].

(c)	Celera and its Affiliates [*].

(d)	Abbott and its Affiliates [*].

(e)	Celera and its Affiliates [*].

2.3	Other Platform Product or Other Platform Service.

(a)	In the event that Abbott or its Affiliates, directly or through a Third Party, Commercialize an Other Platform Product, Abbott will pay to Celera a royalty on Net Sales of any such Other Platform Product sold or otherwise distributed by or for Abbott or its Affiliates at the rates and for the periods set forth in Appendix 2.3 with respect to the Product Indication addressed by such Other Platform Product.

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[*]	Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

(b)	In the event that Celera or its Affiliates, directly or through a Third Party, Commercialize an Other Platform Product, Celera will pay to Abbott a royalty on Net Sales of any such Other Platform Product sold or otherwise distributed by or for Celera or its Affiliates at the rates and for the periods set forth in Appendix 2.3 with respect to the Product Indication addressed by such Other Platform Product.

(c)	In the event that Abbott or its Affiliates directly Commercialize an Other Platform Service, Abbott will pay to Celera a royalty on Net Sales of the Other Platform Product used in such Other Platform Service, as determined pursuant to Section 1.34(d), sold or otherwise distributed by Abbott or its Affiliates at the rates and for the periods set forth in Appendix 2.3 with respect to the Product Indication addressed by such Other Platform Service.

(d)	In the event that Celera or its Affiliates directly Commercialize an Other Platform Service, Celera will pay to Abbott a royalty on Net Sales of the Other Platform Product used in such Other Platform Service, as determined pursuant to Section 1.34(d), sold or otherwise distributed by Celera or its Affiliates at the rates and for the periods set forth in Appendix 2.3 with respect to the Product Indication addressed by such Other Platform Service.

2.4	Decentralized Market. If a Party or its Affiliates, directly or through a Third Party, Commercializes a Product or Molecular Diagnostic Product in the Decentralized Market for the same Product Indication as any Product, such Party will pay to the other Party a royalty on the Net Sales of such Molecular Diagnostic Product sold or otherwise distributed by or for such Party or its Affiliates at the rates and for the periods specified in Appendix 2.4.

2.5	Celera Services. If Celera or a Celera Affiliate renders Celera Services, Celera will pay to Abbott a royalty on Service Revenue at the rates and for the periods specified in Appendix 2.5. For clarity, no royalty will be payable on such Molecular Diagnostic Products that are employed in the Celera Service. If Abbott becomes the distributor of [*] pursuant to the Distribution Agreement, then Celera will discontinue paying royalties on Service Revenue and will acquire such Molecular Diagnostic Product(s) from Abbott. To the extent such Molecular Diagnostic Product(s) was made available to AMI to distribute during the term of the Distribution Agreement, Celera will pay royalties to Abbott during the Post-Distribution Agreement Period on such Molecular Diagnostic Product(s) as a Celera Product pursuant to Section 4.1(i) or (j), as applicable.

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[*]	Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Article 3. Instruments

3.1	Support for m2000 Instrument. During the Post-Distribution Agreement Period and to the extent permitted by the [*] Supply Agreement dated [*], as amended, by and between Abbott and Applied Biosystems Inc. (“ABI Agreement”), Abbott and its Affiliates will continue to make available and support the m2000rt Instrument. During the Post-Distribution Agreement Period and to the extent permitted by the Supply Agreement dated [*], as amended, by and between Abbott and Tecan Trading AG (“Tecan Agreement”), Abbott and its Affiliates will continue to make available and support the m2000sp Instrument. In the event compliance with this Section 3.1 is inconsistent with either the ABI Agreement or the Tecan Agreement, Abbott will use commercially reasonable efforts to continue to make available and support the m2000 Instruments during the Term. If Abbott or its Affiliates at any time for any reason discontinues support for m2000 Instruments, thereafter Abbott and its Affiliates will take no action to prevent Celera’s continued use of the m2000 Platform Technology.

3.2	m2000 Product Software Development. During the Post-Distribution Agreement Period:

(a)	Abbott will provide Celera with any modification, upgrade or update of the m2000 Software within sixty (60) days of its Commercialization for any m2000 Instrument.

(b)	Abbott will use commercially reasonable efforts to develop m2000 Product Software for any New m2000 Product at a cost to be reimbursed by Celera based on [*] for such Software development services.

(c)

For each New m2000 Product that Celera intends to Commercialize on a m2000 Instrument, Celera will provide Abbott with requirements for m2000 Product Software. Within [*] ([*]) days thereafter, Abbott will make a proposal to Celera, which proposal will include (i) a summary of expected Software modifications, (ii) the estimated cost to deliver validated Software including applicable items necessary for applicable approvals, (iii) a list of items Celera will be expected to supply, and (iv) a proposed delivery date and interim milestones. Within [*] ([*]) days after Celera’s receipt of such proposal, the Parties will meet to discuss the proposal, including the time and cost estimates, reasonable variances from such estimates and project management issues. Not later than [*] ([*]) days after Celera receives such proposal, the Parties will either reach agreement on the proposed m2000 Product Software development or will not agree. If the Parties do not agree, they will refer the matter within [*] ([*]) days to an independent expert

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[*]	Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

selected by mutual agreement who specializes in Instrument Software development, for an assessment of the reasonableness of Abbott’s proposal.

(d)	If the Parties agree on development of m2000 Product Software for a New m2000 Product, Abbott will develop the m2000 Product Software in accordance with such agreement and Celera will cooperate in such development. Absent separate agreement by the Parties, if costs or time exceed the agreed variance from the estimates: (i) due to a fault attributable to Abbott, Abbott will bear the excess costs and will credit against costs payable by Celera an amount proportional to the time delay; (ii) due to a fault attributable to Celera, Celera will bear the excess costs; or (iii) due to an unforeseen event and each Party has used its commercially reasonable efforts to effectuate such development according to their agreement, the Parties will share the excess costs equally. For the purpose of this Section 3.2(d)“fault” means any deviation from processes, deliverables or preconditions to be defined and agreed upon between the Parties for the development of m2000 Product Software for a New m2000 Product.

(e)	Abbott will provide support for any m2000 Product Software developed by it pursuant to this Section 3.2, including assistance with any applicable required update to applicable filings for Regulatory Approvals, modification of the m2000 Product Software as necessary with respect to any Upgrade of the associated New m2000 Product, and providing bug fixes in accordance with Abbott’s regular practice.

3.3	m2000 Instrument Supply. During the Term, Abbott or its Affiliates will sell m2000rt and m2000sp Instruments, including all accessories, consumables, clicks, Software, sample preparation/extraction reagents, instrument service to Celera for use by Celera or its Affiliates and for re-sale, lease or placement to Celera customers at [*] plus any shipping or insurance costs incurred; and during the Term, Abbott or its Affiliates will sell the m3000sp Instrument to Celera for use by Celera or its Affiliates and for re-sale, lease or placement to Celera customers at Abbott’s actual cost plus [*] percent ([*]%) plus any shipping or insurance costs incurred. Celera will be subject to and bound by all enforceable rights, limitations and restrictions with respect to sales or other distribution of m2000rt Instruments or any components thereof pursuant to the terms of the ABI Agreement, and prior to any such sales, Celera and Abbott will enter into a written agreement to such effect. Abbott will not be responsible for providing instrument service or support for any m2000 Instrument placed by Celera unless the customer has purchased an AMI Instrument service contract with Abbott, its Affiliate or Abbott’s Third Party distributor.

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3.4	New Seq Instruments. During the Post-Distribution Agreement Period, Celera may, but is not obligated to, obtain Regulatory Approval for the New Seq Instrument in the United States and in other countries. Upon request from Abbott, Celera will sell New Seq Instruments to Abbott at Celera’s actual cost plus [*] percent ([*]%) plus any shipping or insurance costs incurred. Abbott may choose, in its sole discretion, to place New Seq Instruments with customers. The Parties will negotiate in good faith Abbott’s provision of instrument service and support for such New Seq Instruments, or training of Abbott personnel by Celera to provide same.

3.5	New Seq Software.

(a)	Abbott may request Celera to develop New Seq Product Software for an AMI Product that is a New Seq Product. Abbott will provide Celera with requirements for New Seq Product Software. Celera may elect not to develop the requested New Seq Product Software. If Celera agrees to develop the Software, within [*] days thereafter, Celera will make a proposal to Abbott, which proposal will include (i) a summary of expected Software modifications, (ii) the estimated cost to deliver validated Software including applicable items necessary for applicable approvals, (iii) a list of items Abbott will be expected to supply, and (iv) a proposed delivery date and interim milestones. Within [*] days after Abbott’s receipt of such proposal, the Parties will meet to discuss the proposal, including the time and cost estimates, reasonable variances from such estimates, project management issues, and the price for such development services. If the Parties agree, Celera will use commercially reasonable efforts to develop such New Seq Product Software as agreed.

(b)	Celera will provide support for any New Seq Product Software developed by it pursuant to this Section 3.5, including assistance with any applicable required update to applicable filings for Regulatory Approvals, modification of the New Seq Product Software as necessary with respect to any Upgrade of the associated New Seq Product, and providing bug fixes in accordance with Celera’s regular practice.

Article 4. Royalties

4.1	Royalty Payments between Parties. During the Term:

(a)	Each Party will pay royalties to the other Party as provided in Article 2. For the avoidance of doubt, in the event a Party renders any

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[*]	Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

diagnostic testing service employing a Product purchased from the other Party, no royalty will be payable on such Product or any service revenue.

(b)	Abbott will pay to Celera a royalty on Net Sales of AMI Products sold or otherwise distributed by or for Abbott or its Affiliates at the rates and for the periods specified in Appendix 4.1(b).

(c)	Other than [*], Abbott may identify any country in the Territory in which Abbott’s gross margin for Net Sales of an AMI Product is less than [*] percent ([*]%) and in which Abbott wishes to expand sales of such AMI Product for reasons other than as an inducement to purchase other products in such country. Notwithstanding Section 4.1(b), the royalty payable by Abbott to Celera on such Net Sales of such AMI Product will not be more than [*] percent ([*]%) of Net Sales thereof sold in such country, provided that the not more than [*] percent ([*]%) royalty rate will not apply to sales of such AMI Product anywhere in the Territory that exceed [*] percent ([*]%) of total sales in the Territory of the same AMI Product during the same period. In the event Abbott elects to benefit from this Section 4.1(c), Abbott will submit a report as provided in Appendix 4.1(c) with each royalty report required by Section 4.4.

(d)	With respect to m2000 Instruments:

(i)	Abbott will pay to Celera a royalty on Net Sales of m2000 Instruments sold or otherwise distributed by or for Abbott or its Affiliates, including all accessories, consumables, clicks, Software, sample preparation/extraction reagents, instrument service and any other revenue-generating products associated with the m2000 Instruments at the rates and for the periods specified in Appendix 4.1(b), Tier II. The preceding sentence notwithstanding, Abbott will pay to Celera a royalty on Net Sales of the m3000sp Instrument, associated Software and instrument service agreements sold or otherwise distributed by or for Abbott or its Affiliates at the rates and for the periods specified in Appendix 4.1(b), Tier II multiplied by [*] percent ([*]).

(ii)

Celera will pay to Abbott a royalty on Net Sales of m2000 Instruments sold or otherwise distributed by or for Celera or its Affiliates, including all accessories, consumables, clicks, Software, sample preparation/extraction reagents, instrument service and any other revenue-generating products associated with the m2000 Instruments at the rates and for the periods specified in Appendix 4.1(b), Tier II. The

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preceding sentence notwithstanding, Celera will pay to Abbott a royalty on Net Sales of the m3000sp Instruments and associated Software and instrument service agreements sold or otherwise distributed by or for Celera or its Affiliates at the rates and for the periods specified in Appendix 4.1(b), Tier II multiplied by [*] percent ([*]).

(iii)	For the avoidance of doubt, all accessories, consumables, sample preparation/extraction reagents, and any other revenue-generating products sold or otherwise distributed with or for m3000sp Instruments will bear royalties at the rates and for the periods specified in Appendix 4.1(b), Tier II.

(e)	Abbott will pay to Celera [*] percent ([*]%) of Net Sales by or for Abbott or its Affiliates of New m2000 Products not listed on Appendix 1.5.

(f)	Celera will pay to Abbott [*] percent ([*]%) of Net Sales by or for Celera or its Affiliates of New m2000 Products not listed on Appendix 1.10 if Abbott is not the distributor of such New m2000 Product.

(g)	If Celera, with Abbott’s prior written consent, grants a license to a Third Party to Commercialize a diagnostic testing service for [*] during the Distribution Term, Celera will pay or cause to be paid to Abbott a royalty on Celera’s license revenue at the rates set forth in Appendix 4.1(g). In addition, Celera will pay Abbott the same aforementioned royalty on Celera’s license revenue of any existing Third Party licensees as of the Effective Date for [*].

(h)	In the event Celera, its Affiliates or Third Party distributors Commercialize the Celera Pipeline Product pursuant to Section 2.14(c) of the Distribution Agreement, Celera will pay to Abbott a royalty on Net Sales of the Celera Pipeline Product sold or otherwise distributed by or for Celera or its Affiliates at the rates and for the periods specified in Appendix 4.1(h), if Abbott is not the distributor of the Celera Pipeline Product.

(i)	If Abbott terminates the Distribution Agreement pursuant to its terms and, as of the effective date of such termination Abbott has satisfied the Sales Minimum (as defined in the Distribution Agreement) for the Calendar Year of notice of such termination, Celera thereafter will pay to Abbott royalties on Net Sales of each Celera Product that Abbott distributed at the time the Distribution Agreement terminated, at the rates and for the time periods specified in Appendix 4.1(i). No royalties will be payable by Celera to Abbott under this Section after expiration of the time periods specified in Appendix 4.1(i).

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(j)	If Celera terminates the Distribution Agreement pursuant to its terms and, as of the effective date of such termination Abbott has satisfied the Sales Minimum (as defined in the Distribution Agreement) for the Calendar Year of notice of such termination, Celera thereafter will pay to Abbott royalties on Net Sales of each Celera Product that Abbott distributed at the time the Distribution Agreement terminated, at the rates and for the time periods specified in Appendix 4.1(j).

(k)	If Celera discontinues a Specific Celera Product (as defined in the Distribution Agreement) pursuant to Section 4.7 of the Distribution Agreement, Celera will pay or cause to be paid to Abbott royalties on Net Sales of any such Specific Celera Product sold or otherwise distributed by or for Celera or its Affiliates or by the assignee of the Specific Celera Product at the rates and for the periods set forth in Appendix 4.1(k).

(l)	In the event Celera, its Affiliates or its Third Party distributors Commercialize a Celera Development Product pursuant to Section 2.14(a) of the Distribution Agreement, Celera will pay to Abbott a royalty on Net Sales of such Celera Development Product sold or otherwise distributed by or for Celera or its Affiliates at the rates and for the periods set forth in Appendix 4.1(k) for Group A Products, if Abbott is not the distributor of the Celera Development Product.

(m)	If the Parties agree that a Specific Celera Product is not competitive pursuant to Section 2.12 of the Distribution Agreement, Celera will pay or cause to be paid to Abbott royalties on Net Sales of any such Specific Celera Product sold or otherwise distributed by or for Celera or its Affiliates or by the assignee of the Specific Celera Product at the rates and for the periods set forth in Appendix 4.1(k).

(n)	If, as of the effective date of expiration or any termination of the Distribution Agreement, Abbott has not satisfied the Sales Minimum (as defined in the Distribution Agreement) for the Calendar Year of notice of such expiration or termination, Celera thereafter will pay no royalties on Net Sales of Celera Products.

4.2	Third Party Royalty Payments.

(a)	During the Term and to the extent allowed by the terms of the applicable Third Party agreement, Celera will identify to Abbott all

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patent license agreements between Celera and a Third Party that are in effect as of the Effective Date and that apply to use or sale of any AMI Product. Such identification will include the applicable royalty terms and the countries and numbers of the patents licensed so that Abbott may determine, in its reasonable opinion, whether it prefers or needs such a license for any of the manufacture, use, sale, offer for sale, import and distribution of AMI Products. All such information shared pursuant to this Section 4.2(a) will be considered Confidential Information. Abbott will promptly notify Celera of any such license agreement that Celera should apply to AMI Products (“Adopted Celera License”). In the event Celera is required to pay and pays royalties to a Third Party under an Adopted Celera License for the use, sale or importation of an AMI Product, Abbott will reimburse Celera for such royalties Celera has paid pursuant to the procedures set forth in Sections 4.2(c) or 4.2(d); provided, however, that the royalties paid were due and payable under the Adopted Celera License because Celera reasonably believes the use or sale of the AMI Product is covered by a valid and unexpired claim of a patent subject to such Adopted Celera License, as determined by Celera. Celera will notify Abbott when an Adopted Celera License expires or is otherwise terminated. Abbott may notify Celera at any time Abbott believes it no longer needs the benefit of the Adopted Celera License after which notification Abbott will no longer be liable to Celera under this provision. Any inadvertent payments made by Abbott under an Adopted Celera License which had expired or been terminated will promptly be refunded by Celera.

(b)

During the Post-Distribution Agreement Period, Abbott will identify to Celera all patent license agreements between Abbott or its Affiliates and a Third Party that are in effect as of the Effective Date and that may apply to use or sale of any Celera Product. Such identification will include the applicable royalty terms and the countries and numbers of the patents licensed so that Celera may determine, in its reasonable opinion, whether it prefers or needs such a license for any of the manufacture, use, sale, offer for sale, import and distribution of Celera Products. All such information shared pursuant to this Section 4.2(b) will be considered Confidential Information. Celera will promptly notify Abbott of any such license agreement that Abbott should apply to Celera Products (“Adopted Abbott License”). In the event Abbott is required to pay and pays royalties to a Third Party under an Adopted Abbott License for the use, sale or importation of a Celera Product, Celera will reimburse Abbott for such royalties Abbott has paid pursuant to the procedures set forth in Sections 4.2(c) or

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4.2(d); provided, however, that the royalties paid were due and payable under the Adopted Abbott License because Abbott reasonably believes the use or sale of the Celera Product is covered by a valid and unexpired claim of a patent subject to such Adopted Abbott License, as determined by Abbott. Abbott will notify Celera when an Adopted Abbott License expires or is otherwise terminated and when a Celera Product is no longer subject to an Adopted Abbott License. Celera may notify Abbott at any time Celera believes it no longer needs the benefit of the Adopted Abbott License after which notification Celera will no longer be liable to Abbott under this provision. Any inadvertent payments made by Celera under an Adopted Abbott License which had expired or been terminated or was not longer applicable will promptly be refunded by Abbott.

(c)	In conjunction with each report rendered pursuant to Section 4.4:

(i)	Abbott will provide Celera with a written statement of Net Sales of AMI Products to which each Adopted Celera License applies and any other information Celera is required to provide to its licensor. Celera will provide Abbott with a written statement of all such royalties paid by Celera to Third Parties under an Adopted Celera License in the preceding Calendar Quarter (“Third Party Royalties”). Each such Celera statement will identify for each royalty paid: (x) the Adopted Celera License, (y) the AMI Product on which the royalty was paid, and (z) the country of sale. Abbott will reimburse Celera for all Third Party Royalties within thirty (30) days after Abbott’s receipt of such Celera statement unless Celera notifies Abbott that it prefers to have such amount due from Abbott credited against any payments owed to Abbott by Celera. Such reimbursement will be refunded by Celera to Abbott if Abbott questions the royalty obligation and it is agreed per Section 4.2(d) that no such royalty was due.

(ii)

Celera will provide Abbott with a written statement of Net Sales of Celera Products to which each Adopted Abbott License applies and any other information Abbott is required to provide to its licensor. Abbott will provide Celera with a written statement of all such royalties paid by Abbott to Third Parties under an Adopted Abbott License in the preceding Calendar Quarter (“Third Party Royalties”). Each such Abbott statement will identify for each royalty paid: (x) the Adopted Abbott License, (y) the Celera Product on which the

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royalty was paid, and (z) the country of sale. Celera will reimburse Abbott for all Third Party Royalties within thirty (30) days after Celera’s receipt of such Abbott statement unless Abbott notifies Celera that it prefers to have such amount due from Celera credited against any payments owed to Celera by Abbott. Such reimbursement will be refunded by Abbott to Celera if Celera questions the royalty obligation and it is agreed per Section 4.2(d) that no such royalty was due.

(d)	By written notice to one Party within thirty (30) days after receipt of any statement received under Section 4.2(c), the other Party may question its obligation to pay any royalty on an AMI Product or Celera Product, as the case may be; provided, that the other Party has a reasonable basis on which to do so. The other Party will provide the one Party the basis for the other Party’s belief that the royalty payment was not required, which basis may include non-infringement or invalidity of the licensed patent. Within sixty (60) days after any such notice, the Parties will discuss in good faith the other Party’s position. If the Parties cannot resolve the dispute, the Parties will refer the matter for final resolution to an intellectual property expert selected by mutual agreement. If such dispute is resolved against a Party and a patent infringement lawsuit is brought against such Party, the other Party will indemnify, defend and hold harmless such Party and those set forth in Article 10, pursuant to such Article 10.

4.3

Royalty Expiration. Except as provided in Section 6.2, each Party’s obligations to pay royalties on any Molecular Diagnostic Product or diagnostic testing service to one another under this Agreement will expire on the ninth (9th) anniversary of the Effective Date.

4.4

Payments and Reports. All amounts payable to a Party under this Agreement will be paid in United States Dollars by check or wire transfer of immediately available funds, into an account designated in writing by the receiving Party, within forty-five (45) days after the end of each Calendar Quarter, except as otherwise specifically provided herein. Each royalty payment owing to a Party will be accompanied by a report in the form attached in Appendix 4.4, setting forth, for each specific section of this Agreement under which a payment is being made, on a country-by-country basis: (a) the gross revenue of Products, Instruments or Celera Services, as the case may be, and, if applicable, of Combination Products and products used in diagnostic testing services, in such Calendar Quarter; (b) a calculation of Net Sales of each Product and Instrument and, if applicable, Combination Product and products used in diagnostic

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testing services, for such Calendar Quarter; and (c) the royalty amount due on Net Sales and Service Revenue during such Calendar Quarter. In addition, each Party will give to the other an estimated report, including information required by Sections 4.4(b) and (c), within eight (8) working days after the end of each Calendar Quarter. With respect to royalties payable under this Article 4, each Party will deliver to the other Party a final report and payment pursuant to this Section 4.4 within forty-five (45) days after the effective date of any termination or expiration of this Agreement. With respect to royalties payable under Section 6.2, each Party will deliver to the other Party a final report and payment pursuant to this Section 4.4 within forty-five (45) days after the effective date of any termination or expiration of this Agreement or expiration of the last to expire of the issued Alliance Patent Rights (as defined in the Alliance Agreement) subject to royalty under Section 6.2.

4.5	Records; Audit.

(a)	Each Party will keep, and will use commercially reasonable efforts to cause its Affiliates and Third Party distributors to keep, such records as necessary to determine, in a manner consistent with United States Generally Accepted Accounting Principles or International Financial Reporting Standards when required (“GAAP”), the accuracy of calculations of all amounts due to the other Party under this Agreement. Such records will be retained for no less than three (3) years following the year in which a payment was made hereunder. Once per Calendar Year and once within six (6) months after termination or expiration of this Agreement, the receiving Party (“Payee”) may engage, at its own expense, an independent certified public accountant who is reasonably acceptable to the paying Party (“Payor”), to examine, in confidence, the records of the Payor as may be necessary to determine, with respect to any Calendar Year for which the Payor retains records in accordance with the previous sentence, the correctness of any payment required to be made under this Agreement. The report of such accountant will be limited to a certificate verifying the correctness or incorrectness of any payment made by the Payor. All information contained in any such certificate will be Confidential Information of the Payor.

(b)	If any audit performed under this Section 4.5 discloses an underpayment or an overpayment, any amount underpaid or overpaid, as the case may be, will be paid or refunded promptly to the appropriate Party, as applicable, plus interest as provided in Section 4.8. If any underpayment is more than five percent (5%) from the amount of the original payment calculation, the Payor will reimburse the Payee for the reasonable cost of the performance of the audit.

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4.6	Taxes. Each Payee will be responsible for any and all taxes levied on account of amounts it receives under this Agreement. Where any sum due to be paid to either Party hereunder is subject to any withholding or similar tax, the Parties will use their best efforts to do all such acts and things and to sign all such documents as will enable them to legally reduce or eliminate such tax, including taking advantage of any applicable double taxation agreement or treaty. In the event such withholding or similar tax cannot be eliminated, the Payor will pay such withholding or similar tax to the appropriate government authority, deduct the amount paid from the amount due to Payee and secure and send to Payee the best available evidence of such payment within the time required by applicable law.

4.7	Foreign Exchange. For the purpose of computing Service Revenue and Net Sales for sale or other distribution of Products or Instruments and, if applicable, Combination Products, in a currency other than United States Dollars, such currency will be converted into United States Dollars in accordance with the procedures ordinarily used by a Party in converting foreign currency sales in its normal business operations, which procedures will be in accordance with GAAP.

4.8	Late Payments. Any amounts not paid by a Payor when due under this Agreement will be subject to interest from and including the date payment is due through and including the date upon which the Payor has made payment at a rate equal to the then-current prime rate of interest quoted in the Money Rates section of the on-line edition of the Wall Street Journal (at http://www.interactive.wsj.com) plus two percent (2%).

Article 5. Confidential Information

5.1

Confidentiality. Subject to this Article 5, each Party will: (a) maintain in confidence the Confidential Information of the other Party; (b) have the right to use the Confidential Information of the other Party solely for the purpose of performing its obligations and exercising its rights under this Agreement; (c) not use or grant to others the use of the Confidential Information of the other Party except as expressly permitted hereby; and (d) not disclose the Confidential Information of the other Party except on a need-to-know basis to such Party’s directors, officers, employees, agents, consultants, Affiliates, contractors and Third Party distributors, to the extent such disclosure is reasonably necessary in connection with such Party’s activities as expressly authorized by this Agreement. Each Party will ensure that any of its directors, officers, employees, agents, consultants, Affiliates, contractors and Third Party distributors having

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access to the other Party’s Confidential Information is under a contractual obligation to the Party to hold in confidence and not use such Confidential Information, except as permitted under this Agreement. Each Party will notify the other Party promptly upon discovery of any unauthorized use or disclosure of the other Party’s Confidential Information. In performance of its obligation under this Section 5.1, each Party will exercise the same degree of care as it exercises with respect to its own proprietary information.

5.2	Terms of Agreement. No Party may disclose any terms or conditions of this Agreement to any Third Party without the prior consent of the other Party; provided, however, that a Party may disclose, under terms of confidentiality equivalent to those in this Article 5, the terms or conditions of this Agreement: (a) on a need-to-know basis to its legal and financial advisors to the extent such disclosure is reasonably necessary: and (b) to a Third Party in connection with (i) banks and lenders providing loans or credit facilities, (ii) a merger, consolidation or similar transaction by such Party or (iii) the sale or other transfer of all or substantially all of such Party’s assets to which this Agreement pertains. Notwithstanding the provisions of this Section 5.2, a Party may disclose to potential customers and partners general aspects of this Agreement, provided that no financial terms of this Agreement are disclosed.

5.3	Permitted Disclosures. The confidentiality obligations under this Article 5 will not apply to the extent that a Party is required to disclose information: (a) by applicable law, regulation or order of a governmental agency or a court of competent jurisdiction; (b) pursuant to the rules and regulations of any exchange or market on which a Party’s securities are traded or listed; (c) for regulatory purposes, including obtaining FDA approvals; or (d) for audit, tax or customs purposes; provided, however, that such Party will: (x) provide written notice thereof to the other Party; (y) consult with the other Party with respect to such disclosure and use all reasonable efforts to provide the other Party with sufficient opportunity to object to any such disclosure or to request confidential treatment thereof; and (z) disclose only that portion of Confidential Information or other information, the disclosure of which is restricted hereunder, that it determines (based on advice of its legal counsel) is legally required to be disclosed, and will exercise its commercially reasonable efforts to obtain reliable assurance that confidential treatment required hereby will be accorded such information.

5.4

Term of Obligations. Except as provided below, the obligations of this Article 5 will expire five (5) years after termination or expiration of this Agreement. Within such five (5) year period, either Party may notify, in writing, the other Party of Confidential Information considered to be a

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trade secret of the notifying Party, in which event, the other Party will comply with the terms of this Article 5 with respect to such identified trade secret so long as it retains the characteristics of Confidential Information. The obligations of confidentiality regarding Confidential Information shared pursuant to Section 4.2(a) will not expire.

5.5	Public Announcements.

(a)	The Parties will mutually agree on a joint press release relating to this Agreement and the Distribution Agreement for issuance within four (4) business days after execution of this Agreement. The Parties agree to consult with each other before issuing any other press release or making any public statement with respect to this Agreement or any other transaction contemplated herein and will not issue any such other press release or make any such public statement prior to obtaining the written consent of the other Party, which consent will not be unreasonably withheld. Following the approval of any such other press release or public statement, the facts and matters contained in such press release or public statement will no longer be deemed Confidential Information.

(b)	Abbott and Celera will not use the name of the other Party in any marketing or advertising materials without the prior written approval of the other Party or except as provided by this Agreement.

Article 6. Alliance Agreement and Intellectual Property

6.1	Alliance Agreement. As of the Effective Date, the Alliance Agreement will terminate, including all provisions thereof otherwise intended to survive any termination. For the purposes of this Section 6.1, the terms appearing below with initial capitalization (except for “Effective Date” which is defined in this Agreement) will have the definitions set forth in the Alliance Agreement. As of the Effective Date, the following will apply:

(a)	Abbott will retain ownership of all Abbott Alliance Patent Rights, Abbott Alliance Technology, Abbott Independent Patent Rights and Abbott Independent Technology, and, unless otherwise expressly granted in this Agreement or the Distribution Agreement, Abbott does not grant to Celera any license under any of Abbott Alliance Patent Rights, Abbott Alliance Technology, Abbott Independent Patent Rights or Abbott Independent Technology.

(b)

Celera will retain ownership of all Applera Alliance Patent Rights and Applera Alliance Technology and will retain rights in Applera Independent Patent Rights and Applera Independent Technology, and, unless otherwise expressly granted in this Agreement or the

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Distribution Agreement, Celera does not grant to Abbott any license under any of Applera Alliance Patent Rights, Applera Alliance Technology, Applera Independent Patent Rights or Applera Independent Technology.

(c)	The Parties will continue to jointly own Joint Alliance Patent Rights and Joint Alliance Technology.

(d)	The Parties will continue to share, on the basis of any Third Party agreement in effect as of the Effective Date, in the revenue from licenses granted to Third Parties by such agreement under any Alliance Patent Rights, Alliance Technology, Joint Alliance Patent Rights, or Joint Alliance Technology during the term of the Alliance Agreement for the duration of any royalty or other payment obligation under such licenses. After the Effective Date, each Party will be permitted, upon prior written notice to the other Party, to grant licenses to other Third Parties in the Alliance Field under its Alliance Patent Rights, Alliance Technology, Joint Alliance Patent Rights, and Joint Alliance Technology that had been previously licensed during the term of the Alliance Agreement, provided that fifty percent (50%) of the revenue derived from such licenses is paid to the other Party. The revenue sharing specified in this Section 6.1(d) will not apply to the [*] products subject to Section 4.1(g). For the avoidance of doubt, except as may be expressly provided otherwise in this Royalty Agreement or the Distribution Agreement, (i) each Party will be free to exploit its Alliance Patent Rights, Alliance Technology, Joint Alliance Patent Rights, or Joint Alliance Technology that had been previously licensed during the term of the Alliance Agreement outside the Alliance Field without accounting to the other Party, and (ii) each Party will be free to exploit its Alliance Patent Rights, Alliance Technology, Joint Alliance Patent Rights, or Joint Alliance Technology that had not been previously licensed during the term of the Alliance Agreement in any field without accounting to the other Party.

(e)	All Confidential Information subject to the Alliance Agreement will be Confidential Information subject to Article 5 of this Agreement.

(f)	Each Party will retain and may use any Confidential Information from the Alliance that is embodied in any Alliance Product.

(g)	Each Non-Alliance Product will remain the property of the Party owning it as of the termination of the Alliance Agreement, and, except as expressly provided to the contrary in this Agreement, no Non-Alliance Product is subject to this Agreement.

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(h)	Each Party will pay to the other Party any equalization payment that accrued under Sections 9.4(a) or (b) of the Alliance Agreement and remains unpaid as of the Effective Date of this Agreement.

(i)	Each Party who is a Supplier of an Alliance Product as of the Effective Date of this Agreement, upon request by the other Party, will promptly disclose to the other Party (to the extent not already disclosed) all Technology, including batch records for each Alliance Product, used by the Supplier prior to the Effective Date of this Agreement in manufacturing the Alliance Product. The Supplier also will, to the extent permitted, grant to the other Party any intellectual property rights reasonably necessary to permit the other Party to use the manufacturing Technology.

(j)	As of the Effective Date of this Agreement, Abbott will retain the Cumulative Past Amounts received from the Alliance due to Celera pursuant to Section 9.3 of the Alliance Agreement which Abbott will continue to use to fund Instruments and working capital. Such Cumulative Past Amounts will be returned to Celera as generally contemplated in the Alliance Agreement as follows:

(i)	[*] percent ([*]%) of such Cumulative Past Amounts on or before the [*] anniversary of the Effective Date,

(ii)	[*] percent ([*]%) of such Cumulative Past Amounts on or before the [*] anniversary of the Effective Date, and

(iii)	[*] percent ([*]%) of such Cumulative Past Amounts on or before the [*] anniversary of the Effective Date.

In the event that this Agreement is terminated by either Party at any time prior to the [*] anniversary of the Effective Date, Abbott will return to Celera the remaining balance of the Net Investment on the date of such termination.

6.2	Royalty.

(a)	In the event a Party Commercializes a Molecular Diagnostic Product that uses Alliance Technology (as defined in the Alliance Agreement) solely owned by such Party or covered by claims of Alliance Patent Rights (as defined in the Alliance Agreement) solely owned by such Party, such Party will pay to the other Party a royalty of [*] percent ([*]%) of Net Sales of such Molecular Diagnostic Product unless the other Party is receiving royalties payable by such Party pursuant to this Agreement or revenue pursuant to the terms of the Distribution Agreement.

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[*]	Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

(b)	In the event a Party or its Affiliates provides a diagnostic testing service that uses Alliance Technology (as defined in the Alliance Agreement) solely owned by such Party or covered by claims of Alliance Patent Rights (as defined in the Alliance Agreement) solely owned by such Party, then such Party will pay to the other Party a royalty that is the greater of (i) [*] percent ([*]%) of the Net Sales as determined under Section 1.34(d) of the Molecular Diagnostic Product used in such diagnostic testing service that is sold or transferred by such Party to itself or its Affiliate performing the service; provided that such Net Sales will not be less than [*] percent ([*]%) of the service revenue received by such Party from a Third Party for such diagnostic testing service, or (ii) [*] percent ([*]%) of the revenue received by such Party for performing such diagnostic testing service during the applicable reporting period unless the other Party is receiving royalties payable by such Party (i) pursuant to this Agreement on a Molecular Diagnostic Product used in performing such diagnostic testing service, or (ii) pursuant to the Distribution Agreement on revenue generated by such diagnostic testing service on a Molecular Diagnostic Product used in performing such diagnostic testing service.

(c)

Notwithstanding Section 4.2(d) or any other contrary provision in this Agreement or the Distribution Agreement, the obligations under this Section 6.2 will continue until the later of the ninth (9th) anniversary of the Effective Date or the expiration of the last to expire of the applicable and issued Alliance Patent Rights (as defined in the Alliance Agreement) solely owned by such Party.

6.3	Covenant Not to Sue.

(a)	During the Post-Distribution Agreement Period, Abbott, for itself and its Affiliates, hereby covenants not to sue or otherwise attempt to enforce against Celera or its Affiliates, or their Third Party distributors or customers any Patent Rights or Technology owned or controlled by Abbott or its Affiliates to the extent based on the manufacture, use, sale, offer for sale or import of any AMI Product or AMI Instrument sold by Abbott to Celera.

(b)	During the Post-Distribution Agreement Period, Celera, for itself and its Affiliates, hereby covenants not to sue or otherwise attempt to enforce against Abbott or its Affiliates, or their Third Party distributors or customers any Patent Rights or Technology owned or controlled by Celera or its Affiliates to the extent based on the manufacture, use, sale, offer for sale or import of any Celera Product sold by Celera to Abbott.

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[*]	Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

(c)	During the Term, Celera, for itself and its Affiliates, hereby covenants not to sue or otherwise attempt to enforce against Abbott or its Affiliates, or their Third Party distributors or customers any Patent Rights owned or controlled by Celera or its Affiliates to the extent based on the manufacture, use, sale, offer for sale or import of any AMI Product or AMI Instrument.

(d)	During the Term, Abbott, for itself and its Affiliates, hereby covenants not to sue or otherwise attempt to enforce against Celera or its Affiliates, or their Third Party distributors or customers any Patent Rights owned or controlled by Abbott or its Affiliates to the extent based on the manufacture, use, sale, offer for sale or import of any Celera Product.

(e)	During the Term, and subject to Abbott’s compliance with Article 5 hereof, Celera hereby covenants not to assert claims against or otherwise interfere with Abbott’s use of Celera’s Technology transferred to Abbott pursuant to the Alliance Agreement or this Agreement; provided, that this covenant shall not apply to any Patent Right.

(f)	During the Term, and subject to Celera’s compliance with Article 5 hereof, Abbott hereby covenants not to assert claims against or otherwise interfere with Celera’s use of Abbott’s Technology transferred to Celera pursuant to the Alliance Agreement or this Agreement; provided, that this covenant shall not apply to any Patent Right.

(g)	During the Post-Distribution Agreement Period, each Party, for itself and its Affiliates, covenants not to assert any copyright, registered or unregistered, solely owned by that Party against the other Party for infringement based on the use of any Software or computer-related medium product in the manufacture, use, sale, offer for sale or import of Products.

Article 7. Products for Internal Use

7.1	Celera’s Purchase of AMI Products. Upon a representation by Celera of intended use, Abbott will sell AMI Products to Celera for Internal Use only at Abbott’s Fully Loaded Product Cost plus [*] percent ([*]%). Upon shipment, Abbott will invoice Celera for the AMI Products supplied for Celera’s Internal Use, and Celera will pay such invoices within forty-five (45) days of receipt.

7.2	Abbott’s Purchase of Celera Products During Post-Distribution Agreement Period. During the Post-Distribution Agreement Period, upon a

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representation by AMI of intended use, Celera will sell Celera Products to AMI for Internal Use only at Celera’s Fully Loaded Product Cost plus [*] percent ([*]%). Upon shipment, Celera will invoice Abbott for the AMI Products supplied for Abbott’s Internal Use, and Abbott will pay such invoices within forty-five (45) days of receipt.

Article 8. Term/Termination

8.1

Term and Expiration. This Agreement will commence on the Effective Date and, unless sooner terminated as provided in this Agreement, continue in effect until the ninth (9th) anniversary of the Effective Date (“Term”).

8.2	Termination for Cause. Upon any material breach of this Agreement by either Party, the non-breaching Party may terminate this Agreement upon sixty (60) days prior written notice to the breaching Party. The termination will be effective at the end of the sixty (60) day period unless the breaching Party has cured such breach within such sixty (60) day period.

8.3	Termination for Insolvency. Either Party may terminate this Agreement upon written notice to the other in the event of:

(a)	insolvency of the other Party, or the appointment of a receiver by the other Party for all or any substantial part of its properties, provided that such receiver is not discharged within sixty (60) days of its appointment;

(b)	the adjudication of the other Party as bankrupt;

(c)	the admission by the other Party in writing of its inability to pay its debts as they become due;

(d)	the execution by the other Party of an assignment for the benefit of its creditors; or

(e)	the filing by the other Party of a petition to be adjudged as bankrupt, or a petition or answer admitting the material allegations of a petition filed against the other Party in any bankruptcy proceeding, or the act of the other Party in instituting or voluntarily being or becoming a Party to any other judicial proceeding intended to effect a discharge of the debts of the other Party, in whole or in part.

8.4

Continuing Rights. In the event one Party (“Terminating Party”) terminates this Agreement pursuant to Section 8.2 or 8.3, all rights of the other Party (“Terminated Party”) will cease on the effective date thereof,

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but the Terminating Party may elect (a) to retain all rights under this Agreement until its expiration, and/or (b) to terminate the Distribution Agreement. Election of (a), (b) or both (a) and (b) will be made by written notice to the Terminated Party before the effective date of termination of this Agreement.

8.5	Consequences of Expiration or Early Termination. Upon the expiration or early termination of this Agreement the Terminated Party will return or certify destruction of all Confidential Information of the Terminating Party, except that the Terminated Party may retain one archival copy solely to confirm compliance with Article 5. If the Terminating Party does not elect to retain its rights under Section 8.4(a), the Terminating Party also will return or certify destruction of all Confidential Information of the Terminated Party, except that the Terminated Party may retain one archival copy solely to confirm compliance with Article 5.

8.6	Remedies. Except as otherwise provided in this Agreement, each Party will have the rights and remedies set forth herein in addition to any other remedies which it may have under applicable statutory or common law. Each Party will have the sole discretion to determine which of its rights and remedies, if any, it will pursue and such Party will not be required to exhaust any of its other rights or remedies before pursuing any one of the rights and remedies set forth in this Agreement.

8.7	Accrued Obligations. Termination, expiration, cancellation or abandonment of this Agreement through any means and for any reason will not relieve the Parties of any obligation accruing prior thereto and will be without prejudice to the rights and remedies of either Party with respect to any antecedent breach of any of the provisions of this Agreement.

8.8	Survival. The obligations under Articles 1, 5 and 6 and Sections 4.4 through 4.8, 8.4 through 8.8, 9.3, 11.1, 11.6 through 11.7, and 11.13 will survive expiration or early termination of this Agreement or of any extensions thereof in accordance with the intent of such Articles and Sections, and the obligations under Article 10 will survive expiration or early termination of this Agreement or of any extensions thereof for a period of three (3) years. In addition, all provisions that by their express terms survive termination, are irrevocable or arise due to termination will survive in accordance with their terms or the provisions of Section 8.4. Any other provisions of this Agreement contemplated by their terms that pertain to a period of time following termination or expiration of this Agreement will survive for the specified period of time only.

Article 9. Representations, Warranties, Guarantees and Covenants

9.1	By Celera. Celera hereby represents and warrants that:

(a)	Celera has the full right, power and corporate authority to enter into this Agreement, and to make the promises set forth in this Agreement, and to grant the rights herein; and

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(b)	This Agreement is enforceable against Celera and its Affiliates and there are no outstanding agreements, assignments or encumbrances in existence inconsistent with the provisions of this Agreement.

9.2	By Abbott. Abbott hereby represents and warrants that:

(a)	Abbott has the full right, power and corporate authority to enter into this Agreement, and to make the promises set forth in this Agreement, and to grant the rights herein; and

(b)	This Agreement is enforceable against Abbott and its Affiliates and there are no outstanding agreements, assignments or encumbrances in existence inconsistent with the provisions of this Agreement.

9.3	Abbott Guarantee. Abbott guarantees the performance of AMI and Abbott’s other Affiliates pursuant to the Distribution Agreement and this Agreement.

9.4	Represented by Counsel. Each Party represents that it has been represented by legal counsel in connection with this Agreement and acknowledges that it has participated in the drafting hereof. In interpreting and applying the terms and provisions of this Agreement, the Parties agree that no presumption will apply against the Party which drafted such terms and provisions.

9.5	Disclaimer Of Warranties. EXCEPT AS EXPRESSLY SET FORTH HEREIN, NEITHER PARTY MAKES ANY REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, ANY WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, WITH RESPECT TO ANY PRODUCT, TECHNOLOGY, OR PATENT RIGHTS. ADDITIONALLY, EACH PARTY EXPRESSLY DISCLAIMS ANY REPRESENTATION OR WARRANTY, EITHER EXPRESS OR IMPLIED, THAT THE MANUFACTURE, USE, SALE, OFFER FOR SALE, IMPORT, COPYING OR DISTRIBUTION OF ANY PRODUCT OR METHOD SUBJECT TO THIS AGREEMENT WILL NOT INFRINGE OR MISAPPROPRIATE THE INTELLECTUAL PROPERTY RIGHTS OF ANY THIRD PARTY. ALL TECHNOLOGY PROVIDED BY ONE PARTY TO THE OTHER PARTY PURSUANT TO THIS AGREEMENT IS PROVIDED “AS IS.”

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Article 10. Indemnification

10.1	Indemnification by Celera. In addition to Celera’s indemnity obligations set forth in Section 9.4 of the Distribution Agreement, Celera will defend, indemnify and hold Abbott, its officers, directors, employees, representatives, and agents (collectively, the “Abbott Indemnified Entities”) harmless from and against any liability, damage, loss, cost or expense, including reasonable attorney and other legal fees (collectively, “Liability”), arising out of or resulting from: (a) Celera’s breach of any representation, warranty, certification or guarantee given pursuant to or set forth in this Agreement; (b) Celera’s default in the performance of its obligations under this Agreement and failure or inability to cure such default in accordance with this Agreement; or (c) any Third Party claims or suits made or brought against any one or more of the Abbott Indemnified Entities to the extent such Liability arises out of or relates to Celera’s negligence or willful misconduct or any theory of manufacturer’s strict liability with regard to any Celera Product or Agreement Instrument manufactured by Celera or Celera’s performance or non-performance hereunder.

10.2	Indemnification by Abbott. Abbott will defend, indemnify and hold Celera, its officers, directors, employees, representatives, and agents (collectively, the “Celera Indemnified Entities”) harmless from and against any Liability arising out of or resulting from: (a) Abbott’s breach of any representation, warranty, certification or guarantee given pursuant to or set forth in this Agreement; (b) Abbott’s default in the performance of its obligations under this Agreement and failure or inability to cure such default in accordance with this Agreement; or (c) any Third Party claims or suits made or brought against any one or more of the Celera Indemnified Entities to the extent such Liability arises out of or relates to Abbott’s negligence or willful misconduct or any theory of manufacturer’s strict liability with regard to any AMI Product or Agreement Instrument manufactured by Abbott or Abbott’s performance or non-performance hereunder.

10.3

Conditions of Indemnification. With respect to any claim for which a Party (the “Claiming Party”) seeks indemnification from the other Party (“Indemnifying Party”) under this Agreement, the Claiming Party will: (a) advise the Indemnifying Party of any claim, proceeding or suit (individually, an “Action”), in writing, within thirty (30) days after the Claiming Party has received notice of such Action or within such period of time so as not to materially prejudice the right of the Indemnifying Party with regard to the defense of such Action, whichever period is shorter; (b) assist the Indemnifying Party and its representatives in the investigation and defense of any Action for which indemnification is provided; and (c)

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not offer to settle, settle or otherwise compromise such Action without the Indemnifying Party’s prior written consent, which consent will not be unreasonably withheld, unless such settlement fully releases the Claiming Party without any liability, loss, cost or obligation to such Party.

10.4	Insurance. During the Term, each Party will, at its sole cost and expense, obtain and keep in force a policy of comprehensive general liability insurance with bodily injury, death and property damage limits of [*] Dollars ($[*]) per occurrence and [*] Dollars ($[*]) in the aggregate. Promptly following the Signature Date, each Party either: (a) will furnish a certificate of insurance to the other Party, evidencing the insurance required hereunder and providing for at least thirty (30) days prior written notice to the other Party of any cancellation, termination or change of such insurance coverage, or (b) will furnish to the other Party a certificate of self insurance identifying the claims process.

10.5	Limitation of Liability. EXCEPT FOR THIRD PARTY CLAIMS SET FORTH IN SECTIONS 10.1 AND 10.2, NEITHER PARTY WILL BE LIABLE TO THE OTHER FOR ANY CONSEQUENTIAL, INCIDENTAL, PENAL, SPECIAL, INDIRECT OR SIMILAR DAMAGES WHATSOEVER ARISING UNDER THIS AGREEMENT, INCLUDING, WITHOUT LIMITATION, DAMAGES RELATING TO LOSS OF PROFITS.

Article 11. MISCELLANEOUS

11.1	Notices. All notices, requests or other communications required or permitted to be given under this Agreement to any Party will be in writing and will be deemed to have been sufficiently given when delivered by personal service or sent by registered mail or a recognized private mail carrier service, telex or facsimile with a written confirmation copy, to the recipient addressed as follows:

(a)	If to Abbott:

Director, Licensing & Business Development

Abbott Molecular Inc.

1300 East Touhy Avenue

Des Plaines, IL 60018

Facsimile: (847) 361-7578

with a copy to:

VP, Corporate Transactions

  & Medical Products Legal Operations

Abbott Laboratories

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100 Abbott Park Road

Dept. 322 - AP6A-2

Abbott Park, IL 60064

Facsimile: (847) 938-1206

(b)	If to Celera:

Celera Corporation

Attn: Chief Executive Officer

1401 Harbor Bay Parkway

Alameda, CA 94502

Facsimile: (510) 749-4288

with a copy to:

Celera Corporation

Attn: General Counsel

1401 Harbor Bay Parkway

Alameda, CA 94502

Facsimile: (510) 749-4301

All such communications will be deemed to be effective on the day on which personally served, or, if sent by registered mail, on the fourth day following the date presented to the postal authorities for delivery to the other Party (the cancellation date stamped on the envelope being evidence of the date of such delivery), or if by private mail carrier service, the date of the carrier receipt, or if by telex or facsimile, on the telex or facsimile date. Either Party may give to the other written notice of change of address, in which event any communication will thereafter be given to such Party as above provided at such changed address.

11.2

Assignment. This Agreement will be binding upon and inure to the benefit of the Parties hereto and their successors and permitted assigns. Notwithstanding the foregoing sentence and except as provided below, neither Party may assign any of its rights or obligations under this Agreement without the prior written consent of the other Party, which consent may not be unreasonably withheld, conditioned or delayed. The foregoing notwithstanding, each Party may assign this Agreement without the other Party’s approval to a Third Party that acquires substantially all of the business of such Party to which this Agreement pertains, provided such Third Party agrees in writing to the terms of this Agreement. Either Party also may, without the consent of the other Party, assign this Agreement to an Affiliate thereof provided that the Party guarantees the performance of such assignee. In the event Abbott sells, assigns or transfers to a Third Party substantially all of AMI’s business to which this

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Agreement pertains, Abbott (a) will assign this Agreement to such Third Party and obtain for Celera’s benefit written agreement of the Third Party to the terms of this Agreement, and (b) to the extent Abbott or any Affiliate of Abbott retains ownership of any Alliance Technology or Alliance Patent Rights, Abbott and its Affiliates will continue to comply with the provisions of this Agreement applicable to any exploitation of such Alliance Technology or Alliance Patent Rights.

11.3	Waivers. Any waiver by either of the Parties hereto of any rights arising from a breach of any covenants or conditions of this Agreement will not be construed as a continuing waiver of other breaches of the same nature or other covenants or conditions of this Agreement.

11.4	Relationship of Parties. The relationship of the Parties under this Agreement is that of independent contractors. Nothing contained in this Agreement is intended or is to be construed so as to constitute the Parties as partners, joint venturers, or either Party as an agent or employee of the other. Neither Party has any express or implied right under this Agreement to assume or create any obligation on behalf of or in the name of the other, or to bind the other Party to any contract, agreement or undertaking with any Third Party, and no conduct of the Parties will be deemed to infer such right.

11.5	Force Majeure.

(a)	Delay or failure on the part of either Party in performing its obligations under this Agreement will not subject such Party to any liability to the other Party if such delay or failure is caused by or results from a Force Majeure Event.

(b)	Upon occurrence of an Force Majeure Event, the Party affected will promptly notify the other in writing, setting forth the details of the occurrence, and making every attempt to resume the performance of its obligations as soon as practicable after the Force Majeure Event ceases. If such Force Majeure Event prevents or will prevent performance of a material provision of this Agreement by one Party for more than three (3) consecutive months, then the other Party may immediately terminate this Agreement upon written notice to the non-performing Party.

11.6	Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of Delaware, United States of America, excluding its conflict of laws principles.

11.7	Disputes and Alternative Dispute Resolution. Except as provided in Section 4.2(d), any dispute or claim arising out of or in connection with this Agreement will be resolved by binding Alternative Dispute Resolution (“ADR”) in accordance with the provisions set forth in Appendix 11.7.

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11.8	Appendices. The Parties hereby agree to be bound by and fully perform the terms, conditions, representations, warranties and obligations contained in the Appendices, attached hereto and made part hereof, as if the same were fully set forth in this Agreement.

11.9	Severability. If any provision of this Agreement is finally held to be invalid, illegal or unenforceable by a court or agency of competent jurisdiction, that provision will be severed or will be modified by the Parties so as to be legally enforceable (and to the extent modified, it will be modified so as to reflect, to the extent possible, the intent of the Parties) and the validity, legality and enforceability of the remaining provisions will not be affected or impaired in any way.

11.10	Amendments. Except as otherwise expressly provided herein, neither this Agreement nor any provision hereof may be amended or waived except by a written instrument signed by both Parties.

11.11	Headings. The headings of the Articles and Sections of this Agreement have been added for the convenience of the Parties and will not be deemed a part hereof.

11.12	Counterparts. This Agreement may be executed in any number of counterparts, all of which together will constitute a single Agreement. Facsimile signatures will be accepted by the Parties.

11.13	Entire Agreement. This Agreement and the Distribution Agreement are the sole understandings and agreements of the Parties hereto with respect to the subject matter hereof and supersede all other such prior agreements and understandings. This Agreement and the Distribution Agreement supersede and replace the Alliance Agreement. In the event there is any conflict between or among the provisions of this Agreement and the Distribution Agreement as to the obligations or rights of the Parties, the terms of this Agreement will prevail.

* * * * *

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed by its duly authorized representative.

ABBOTT LABORATORIES	CELERA CORPORATION

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ABBOTT LABORATORIES		CELERA CORPORATION

By:	/s/ D. Stafford O’Kelly	By:	/s/ Kathy Ordoñez
	(Signature)		(Signature)

	D. Stafford O’Kelly		Kathy Ordoñez
	(Printed Name)		(Printed Name)

	Vice President		Chief Executive Officer
	(Title)		(Title)

	12/26/08		December 26, 2008
	Date		Date

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SCHEDULE OF APPENDICES

Appendix 1.5	-	AMI Product Indications and Platform Technology

Appendix 1.10	-	Celera Product Indications and Platform Technology

Appendix 2.2	-	[*]

Appendix 2.3	-	[*]

Appendix 2.4	-	[*]

Appendix 2.5	-	[*]

Appendix 4.1(b)	-	[*]

Appendix 4.1(c)	-	Report on Reduced Royalty Sales

Appendix 4.1(g)	-	[*]

Appendix 4.1(h)	-	[*]

Appendix 4.1(i)	-	[*]

Appendix 4.1(j)	-	[*]

Appendix 4.1(k)	-	[*]

Appendix 4.4	-	Royalty Report

Appendix 11.7	-	Alternative Dispute Resolution Procedure

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APPENDIX 1.5

AMI PRODUCT INDICATIONS AND PLATFORM TECHNOLOGY

Tier	AMI Product Indication	Platform Technology
I	HIV viral load	Real Time PCR
	HBV viral load	Real Time PCR
	Chlamydia trachomatis (CT) only, or in combination with NG	Real Time PCR
	Neisseria gonorrhoeae (NG) only, or in combination with CT	Real Time PCR
	HPV (manufactured and sold outside the U.S.), [*]	Real Time PCR
	HCV Genotyping [*]	Real Time PCR
	HCV viral load [*]	Real Time PCR
II	[*]	Real Time PCR
	[*]	Real Time PCR
	[*]	Real Time PCR
III	HCV Genotyping [*]	Real Time PCR
	HCV viral load [*]	Real Time PCR

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APPENDIX 1.10

CELERA PRODUCT INDICATIONS AND PLATFORM TECHNOLOGY

Celera Product Indication	Platform Technology
Group A
[*]	[*]
[*]	[*]
[*]	[*]
Group B
Cystic fibrosis	DNA sequencing
Fragile X	DNA sequencing
Factor II for Deep Vein Thrombosis (DVT	Luminex xMAP
Factor V for DVT	Luminex xMAP
Methylene Tetrahydrofolate Reductase (MTHFR) for DVT	Luminex xMAP
HIV genotyping/resistance	DNA sequencing
Group C
Sequence-based HLA typing (SBT HLA)	DNA sequencing
[*]	[*]

[*]

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APPENDIX 2.2

[*]

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APPENDIX 2.3

[*]

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APPENDIX 2.4

[*]

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APPENDIX 2.5

[*]

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APPENDIX 4.1(b)

[*]

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APPENDIX 4.1(c)

REPORT ON REDUCED ROYALTY SALES

Specific Country	AMI Product	Gross Billings of Product in Country	Total Net Sales of Product in Country	Net Sales at Gross Margin [*]	Royalty Rate Applied	Royalty Paid

Calculation of [*] Cap: (For each AMI Product):

(A) Net Sales at Gross Margin [*]	$

(B) Total Net Sales in the Territory	$

% of Net Sales (A/B)%

(A) Net Sales at Gross Margin [*]	$

(B) Total Net Sales in the Territory	$

% of Net Sales (A/B)%

(A) Net Sales at Gross Margin [*]	$

(B) Total Net Sales in the Territory	$

% of Net Sales (A/B)%

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APPENDIX 4.1(g)

[*]

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APPENDIX 4.1(h)

[*]

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APPENDIX 4.1(i)

[*]

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APPENDIX 4.1(j)

[*]

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APPENDIX 4.1(k)

[*]

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APPENDIX 4.4

ROYALTY REPORT

Agreement Section	Gross Revenue by Country	Net Sales Calculation	Royalty Rate	Royalty Paid
2.2(a) or (b)
2.2(c) or (d)
2.2(e)
2.3(a) or (b)
2.3(c) or (d)
2.3(e)
2.4
2.5
4.1(b) and (c)
4.1(d)(i) or (d)(ii)
4.1(e) or (f)
4.1(g)
4.1(h)
4.1(i) or (j)
4.1(k)
4.1(l)
4.1(m)
4.1(n)
4.2(a) or (b)
6.2(a)
6.2(b)

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APPENDIX 11.7

ALTERNATIVE DISPUTE RESOLUTION

The Parties recognize that a bona fide dispute as to certain matters may arise from time to time during the Term of this Agreement that relates to either Party’s rights and/or obligations. To have such a dispute resolved by this Alternative Dispute Resolution (“ADR”) provision, a Party first must send written notice of the dispute to the other Party for attempted resolution by good faith negotiations between their respective presidents (or their equivalents) of the affected subsidiaries, divisions, or business units within twenty-eight (28) days after such notice is received (all references to “days” in this ADR provision are to calendar days). All negotiations pursuant to this clause are confidential and will be treated as compromise and settlement negotiations for purposes of applicable rules of evidence.

If the matter has not been resolved within twenty-eight (28) days of the notice of dispute, or if the Parties fail to meet within such twenty-eight (28) days, either Party may initiate an ADR proceeding as provided herein. The Parties will have the right to be represented by counsel in such a proceeding.

1. To begin an ADR proceeding, a Party will provide written notice to the other Party of the issues to be resolved by ADR. Within fourteen (14) days after its receipt of such notice, the other Party may, by written notice to the Party initiating the ADR, add additional issues to be resolved within the same ADR.

2. Within twenty-one (21) days following receipt of the original ADR notice, the Parties will select a mutually acceptable neutral to preside in the resolution of any disputes in this ADR proceeding. If the Parties are unable to agree on a mutually acceptable neutral within such period, either Party may request the President of the CPR Institute for Dispute Resolution (“CPR”), 366 Madison Avenue, 14th Floor, New York, New York 10017, to select a neutral pursuant to the following procedures:

(a) The CPR will submit to the Parties a list of not less than five (5) candidates within fourteen (14) days after receipt of the request, along with a Curriculum Vita for each candidate. No candidate will be an employee, director, or shareholder of either Party or any of their subsidiaries or affiliates.

(b) Such list will include a statement of disclosure by each candidate of any circumstances likely to affect his or her impartiality.

(c) Each Party will number the candidates in order of preference (with the number one (1) signifying the greatest preference) and will deliver the list to

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[*]	Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

the CPR within seven (7) days following receipt of the list of candidates. If a Party believes a conflict of interest exists regarding any of the candidates, that Party will provide a written explanation of the conflict to the CPR along with its list showing its order of preference for the candidates. Any Party failing to return a list of preferences on time will be deemed to have no order of preference.

(d) If the Parties collectively have identified fewer than three (3) candidates deemed to have conflicts, the CPR immediately will designate as the neutral the candidate for whom the Parties collectively have indicated the greatest preference. If a tie should result between two candidates, the CPR may designate either candidate. If the Parties collectively have identified three (3) or more candidates deemed to have conflicts, the CPR will review the explanations regarding conflicts and, in its sole discretion, may either (i) immediately designate as the neutral the candidate for whom the Parties collectively have indicated the greatest preference, or (ii) issue a new list of not less than five (5) candidates, in which case the procedures set forth in subparagraphs 2(a)—2(d) will be repeated.

3. No earlier than twenty-eight (28) days or later than fifty-six (56) days after selection, the neutral will hold a hearing to resolve each of the issues identified by the Parties. The ADR proceeding will take place at a location agreed upon by the Parties. If the Parties cannot agree, the neutral will designate a location other than the principal place of business of either Party or any of their subsidiaries or affiliates.

4. At least seven (7) days prior to the hearing, each Party will submit the following to the other Party and the neutral:

(a) a copy of all exhibits on which such Party intends to rely in any oral or written presentation to the neutral;

(b) a list of any witnesses such Party intends to call at the hearing, and a short summary of the anticipated testimony of each witness;

(c) a proposed ruling on each issue to be resolved, together with a request for a specific damage award or other remedy for each issue. The proposed rulings and remedies will not contain any recitation of the facts or any legal arguments and will not exceed one (1) page per issue.

(d) a brief in support of such Party’s proposed rulings and remedies, provided that the brief will not exceed twenty (20) pages. This page limitation will apply regardless of the number of issues raised in the ADR proceeding.

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[*]	Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Except as expressly set forth in subparagraphs 4(a)—4(d), no discovery will be required or permitted by any means, including depositions, interrogatories, requests for admissions, or production of documents.

5. The hearing will be conducted on two (2) consecutive days and will be governed by the following rules:

(a) Each Party will be entitled to five (5) hours of hearing time to present its case. The neutral will determine whether each Party has had the five (5) hours to which it is entitled.

(b) Each Party will be entitled, but not required, to make an opening statement, to present regular and rebuttal testimony, documents or other evidence, to cross-examine witnesses, and to make a closing argument. Cross-examination of witnesses will occur immediately after their direct testimony, and cross-examination time will be charged against the Party conducting the cross-examination.

(c) The Party initiating the ADR will begin the hearing and, if it chooses to make an opening statement, will address not only issues it raised but also any issues raised by the responding Party. The responding Party, if it chooses to make an opening statement, also will address all issues raised in the ADR. Thereafter, the presentation of regular and rebuttal testimony and documents, other evidence, and closing arguments will proceed in the same sequence.

(d) Except when testifying, witnesses will be excluded from the hearing until closing arguments.

(e) Settlement negotiations, including any statements made therein, will not be admissible under any circumstances. Affidavits prepared for purposes of the ADR hearing also will not be admissible. As to all other matters, the neutral will have sole discretion regarding the admissibility of any evidence.

6. Within seven (7) days following completion of the hearing, each Party may submit to the other Party and the neutral a post-hearing brief in support of its proposed rulings and remedies, provided that such brief will not contain or discuss any new evidence and will not exceed ten (10) pages. This page limitation will apply regardless of the number of issues raised in the ADR proceeding.

7. The neutral will rule on each disputed issue within fourteen (14) days following completion of the hearing. Such ruling will adopt in its entirety the proposed ruling and remedy of one of the Parties on each disputed issue but may adopt one Party’s proposed rulings and remedies on some issues and the other Party’s proposed rulings and remedies on other issues. The neutral will not issue any written opinion or otherwise explain the basis of the ruling.

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[*]	Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

8. The neutral will be paid a reasonable fee plus expenses. These fees and expenses, along with the reasonable legal fees and expenses of the prevailing Party (including all expert witness fees and expenses), the fees and expenses of a court reporter, and any expenses for a hearing room, will be paid as follows:

(a) If the neutral rules in favor of one Party on all disputed issues in the ADR, the losing Party will pay 100% of such fees and expenses.

(b) If the neutral rules in favor of one Party on some issues and the other Party on other issues, the neutral will issue with the rulings a written determination as to how such fees and expenses will be allocated between the Parties. The neutral will allocate fees and expenses in a way that bears a reasonable relationship to the outcome of the ADR, with the Party prevailing on more issues, or on issues of greater value or gravity, recovering a relatively larger share of its legal fees and expenses.

9. The rulings of the neutral and the allocation of fees and expenses will be binding, non-reviewable, and non-appealable, and may be entered as a final judgment in any court having jurisdiction.

10. Except as provided in paragraph 9 or as required by law, the existence of the dispute, any settlement negotiations, the ADR hearing, any submissions (including exhibits, testimony, proposed rulings, and briefs), and the rulings will be deemed Confidential Information. The neutral will have the authority to impose sanctions for unauthorized disclosure of Confidential Information.

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[*]	Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.